EXHIBIT 99.1

WOLVERINE WORLD WIDE, INC. 9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; FAX (616) 866-0257
FOR IMMEDIATE RELEASE CONTACT: Christi Cowdin (616) 866-6271

WOLVERINE WORLD WIDE, INC.
ANNOUNCES NEW MEMBER OF
ITS BOARD OF DIRECTORS

          Rockford, MI- April 4, 2005 - Wolverine World Wide, Inc. (NYSE: WWW) is pleased to announce that Shirley D. Peterson has been appointed to the Company's Board of Directors.

          Peterson, age 63, joins the Wolverine board having served as President of Hood College of Frederick, Maryland and as a partner and Head of Tax Practice at Steptoe & Johnson of Washington, D.C. She has also served as Commissioner of the Internal Revenue Service and as Assistant Attorney General of the Tax Division for the U.S. Department of Justice. Peterson is a graduate of Bryn Mawr College and the New York University School of Law.

          "Shirley brings a wealth of experience in business, government and finance to the Wolverine Board," stated Geoffrey B. Bloom, Wolverine's Chairman. "The breadth and depth of her past successes and leadership should prove to be valuable assets as the Company pursues its vision of becoming the world's premier company in the non-athletic sector of the footwear industry."

          "I am pleased and honored to be joining Wolverine World Wide, a footwear industry leader and innovator," Peterson added. "I look forward to contributing to the Company's success as it strengthens its current portfolio of global brands and focuses on its growth prospects for the future."

          Mrs. Peterson is also a director of AK Steel Corp., Champion Enterprises, Federal-Mogul Corp., Goodyear Tire & Rubber Co. and she serves as an independent trustee for Scudder Mutual Funds.

          With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world's leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and slippers. The Company's portfolio of highly recognized brands includes: Bates®, Hush Puppies®, Merrell®, Sebago® and Wolverine Boots and Shoes®. The Company also markets footwear under popular licensed brands including CAT®, Harley-Davidson® and Stanley®. The Company's products are carried by leading retailers in the U.S. and are distributed internationally in over 140 countries. For additional information, please visit our website, www.wolverineworldwide.com.

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